Exhibit 23.1

12361 Lewis St Ste 202 Garden Grove, CA 92840 Phone (714)-820-3316 Fax (714)-333-4992

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Xinxu Copper Industry Technology Limited on Form F-1 of our report dated June 9, 2025, with respect to the consolidated balance sheets of Xinxu Copper Industry Technology Limited, and its subsidiaries as of June 30, 2024, and the related consolidated statements of operation and comprehensive income, changes in shareholders’ equity and cash flows for the fiscal year ended June 30, 2024, and the related notes (collectively referred to as the financial statements), which appears in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Fortune CPA, Inc.

Orange, California

August 4, 2025